EXHIBIT 99.A

COLORADO INTERSTATE GAS COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

							FOR THE NINE MONTHS
	FOR THE YEAR ENDED DECEMBER 31,						ENDED SEPTEMBER 30,
	2001		2002		2003		2003		2004
Earnings
Pre-tax income from continuing operations	$57		$136		$167		$110		$75
Fixed charges	26		26		26		19		19
Capitalized interest	(2)		(3)		(1)		(1)		—

Totals earnings available for fixed charges	$81		$159		$192		$128		$94

Fixed charges
Interest and debt costs	$25		$25		$25		$19		$19
Interest component of rent	1		1		1		—		—

Total fixed charges	$26		$26		$26		$19		$19

Ratio of earnings to fixed charges	3.1	x	6.1	x	7.4	x	6.7	x	4.9	x

For purposes of computing these ratios:

Earnings means pre-tax income from continuing operations before fixed charges less capitalized interest.

Fixed charges means the sum of the following:
     - interest costs, not including interest on rate refunds;
     - amortization of debt costs; and
     - that portion of rental expense which we believe represents an interest factor.